Exhibit 99.1

                  Atmel Reports Third Quarter Earnings Results

             23% Year Over Year Revenue Growth for the Third Quarter

    SAN JOSE, Calif., Oct. 26 /PRNewswire-FirstCall/ -- Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced financial results for the third quarter ended September 30, 2004.
    Revenues for the third quarter of 2004 totaled $413,237,000, versus $420,803,000 in the second quarter of 2004 and $335,187,000 in the third quarter of 2003. Operating income for the third quarter of 2004 was $4,901,000. Net loss for the third quarter of 2004 totaled $28,147,000 or $0.06 per share. This is compared to a net income of $11,651,000 or $0.02 per share for the second quarter of 2004, and a net loss of $31,791,000 or $0.07 per share for the third quarter of 2003. The net loss for the third quarter of 2004 includes $28,005,000 of tax expense for certain profitable foreign subsidiaries. The Company uses the "effective tax rate" methodology, which has resulted in a large amount of the total year tax expense to be recognized in the third quarter as the Company's first half of 2004 profits exceed the profits now anticipated from the second half of the year.
    "During the quarter, we were able to grow the business over 20% on a year over year basis, however, our revenue was down 2% on a sequential basis. Our ASIC and RF businesses continue to grow due to our proprietary products. Our memory business was approximately flat because of pricing pressure, while lower demand in military and aerospace caused our Microcontroller business to decline this quarter," stated George Perlegos, Atmel's President and Chief Executive Officer.
    "During the quarter, sales from the ASIC business unit grew 22% year over year and 7% sequentially, led by our proprietary ASIC products. Also doing well in our ASIC group are our smart card ICs, which continue to receive strong design wins based on an architecture that is faster and more flexible than our competitors.
    "We also experienced year over year sales growth of 11% in our Microcontroller business unit, while we had a sequential sales decline of 22%. Although we experienced a weakening of demand in our military and aerospace products, sales of our proprietary AVR products were up slightly.
    "Sales in our RF and Automotive business unit were up 32% year over year and 18% sequentially. We accomplished this by ramping the production of our 8" Silicon Germanium technology, and we continue to supply BiCMOS RF products for CDMA phones.
    "During the third quarter, our memory products experienced 29% year over year sales growth with a 6% sequential decrease. This sequential decline is mainly due to lower Serial EEPROM sales and pricing pressure for our Flash products," concluded Mr. Perlegos.
    "As we begin the fourth quarter, we see strength in our ASIC, RF and Microcontroller businesses as demand for our proprietary products increases. However, we anticipate that memory revenue will be down in the quarter as we continue to see pricing pressure.

    Outlook
    The Company anticipates that in the fourth quarter of 2004, revenues should be about flat. Additionally, R&D should be approximately $65-68 million, while SG&A should be between $44-47 million. Gross margins should be flat to down a point during the fourth quarter. Net interest expense should be around $5.5 million for the fourth quarter. During the fourth quarter, the Company expects to realize a tax benefit of about $8 million, which is also a result of using the "effective tax rate" method. We anticipate that depreciation and amortization will be approximately $72-73 million.

    Teleconference
    Atmel will hold a teleconference for the financial community at 3:00 p.m. Pacific Time today to discuss third quarter financial results. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com . Investors may access the live teleconference by dialing 800-374-0405, and using the passcode 1426694.
    A webcast replay will be available for one year after the teleconference at http://www.atmel.com . Atmel will also provide a telephone recording of the teleconference, which will be available shortly after the completion of the call. Interested parties may listen to the playback of the teleconference by calling the following number: 800-642-1687, and using the passcode 1426694, within 48 hours of completion of the call.

    Information in this release regarding Atmel's forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel's expected fourth quarter operating results, including revenue, operating costs, gross margins, demand levels, new product shipments and market conditions. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K, filed on March 15, 2004 and subsequent Form 10-Q reports.

    CONTACT: Steven Horwitz, Director, Investor Relations: 408-487-2677


                              Atmel Corporation
                   Condensed Consolidated Income Statements
                    (In thousands, except per-share data)
                                 (Unaudited)


                                  Three Months Ended   Nine Months Ended
                                    September 30          September 30
                                   2004       2003       2004       2003
    Net revenues:                $413,237  $335,187  $1,241,435  $950,137

    Expenses:
      Cost of sales               298,103   261,608     885,952   752,575
      Research and development     65,732    61,698     179,684   191,952
      Selling, general and
       administrative              44,501    34,345     131,668   102,749
      Restructuring and
       Asset Impairment Charge         --        --          --      (360)
        Total expenses            408,336   357,651   1,197,304 1,046,916

    Operating income (loss)         4,901   (22,464)     44,131   (96,779)
    Interest and other
     expense, net                  (5,043)   (6,327)    (13,651)  (23,209)
    Income (loss) before taxes       (142)  (28,791)     30,480  (119,988)
    Income tax provision          (28,005)   (3,000)    (35,966)   (9,000)

    Net loss                     ($28,147) ($31,791)    ($5,487)($128,988)


    Basic net loss per share       ($0.06)   ($0.07)     ($0.01)   ($0.28)
    Diluted net loss per share     ($0.06)   ($0.07)     ($0.01)   ($0.28)
    Shares used in basic
     net loss per-share
     calculation                  476,677   470,494     475,529   468,914
    Shares used in diluted
     net loss per-share
     calculation                  476,677   470,494     475,529   468,914


                              Atmel Corporation
                    Condensed Consolidated Balance Sheets
                                (In thousands)
                                 (Unaudited)

                                             Sept. 30, 2004     Dec. 31, 2003
    Current assets:
      Cash and cash equivalents                  $353,889         $385,887
      Short-term investments                       59,579           45,167
      Accounts receivable, net                    251,245          215,303
      Inventories                                 323,288          268,074
      Other current assets                         82,036           54,198
        Total current assets                    1,070,037          968,629
    Fixed assets, net                           1,115,716        1,121,367
    Other assets                                   34,655           37,859
    Restricted cash                                    --           26,835
        Total assets                           $2,220,408       $2,154,690
    Current liabilities:
      Current portion of long-term debt          $141,709         $155,299
      Trade accounts payable                      238,690          144,476
      Accrued liabilities and other               273,926          232,251
      Deferred income on shipments
       to distributors                             22,722           19,160
        Total current liabilities                 677,047          551,186
    Long-term debt less current portion           103,853          154,182
    Convertible notes                             211,160          203,849
    Other long-term liabilities                   215,177          227,356
        Total liabilities                       1,207,237        1,136,573

    Stockholders' equity:                       1,013,171        1,018,117
        Total liabilities
         and stockholders' equity              $2,220,408       $2,154,690


SOURCE  Atmel Corporation
    -0-                             10/26/2004
    /CONTACT: Steven Horwitz, Director, Investor Relations, Atmel Corporation, +1-408-487-2677/
    /Web site:  http://www.atmel.com /
    (ATML)

CO:  Atmel Corporation
ST:  California
IN:  CPR STW
SU:  ERN ERP CCA